FIELDPOINT PETROLEUM ANNOUNCES SALE OF NON-CORE ASSETS IN NEW MEXICO

AUSTIN, TX – June 5, 2017– FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced that it has completed the sale of 240 net acres in Lea County, New Mexico, held by the North Bilbrey “7” Federal No. 1, to a private E&P company. FieldPoint will retain its 50% net working interest in the only producing well bore on the lease. Additionally, the Company sold all net rights in the Cronos Fee, Mercury Fee, and Hermes Fee natural gas wells and leases in Eddy County, New Mexico, with combined net production of approximately 3.2 MCFE per day. Total sales price for both assets was $2,145,000.

Total book value in both assets was approximately $113,500 dollars, so the transaction should result in a pre-tax book gain of approximately $2,032,000 before closing costs.

Phillip Roberson, President and CFO, said, “Funds from this transaction will be used to reduce outstanding bank debt. I believe that we are very fortunate to be able to make this significant reduction in debt with only a minor loss in production. Today’s transaction is a large step toward regaining compliance with the terms of our bank debt, and with the NYSE listing requirements. We will continue to market non-core assets to pay down debt, while searching for new growth opportunities”

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746